Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on October 30, 2007 pertaining to the 2001 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, and 2007 Non-Employee Directors’ Stock Option Plan of Genoptix, Inc., of our report dated July 3, 2007 (except for Note 8, as to which the date is October 5, 2007), with respect to the financial statements of Genoptix, Inc., included in its Registration Statement on Form S-1 (No. 333-144997) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 26, 2007